EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

BBVA USA Bancshares, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock.
The following is a description of the common stock of the Company and certain provisions of the Company’s Second Amended and Restated Certificate of Formation (“certificate of formation”), Bylaws (“bylaws”), and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of the Company’s certificate of formation and bylaws, each of which is filed as an exhibit to the Company’s Annual Report on Form 10-K.
General
The Company is incorporated in the State of Texas. The rights of the Company's shareholders are generally covered by Texas law and the Company's certificate of formation and bylaws. The terms of the Company's capital stock are therefore subject to Texas law, including the Texas Business Organizations Code, and the common and constitutional law of Texas.
The Company’s authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of preferred stock, par value $0.01 per share.
Voting Rights
Holders of the Company's common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. No shareholder has the right of cumulative voting with respect to the election of directors.
With respect to any matter other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Texas law or the Company's certificate of formation, the act of the shareholders will be the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter at a meeting of shareholders at which a quorum is present. For purposes of such a vote, however, all abstentions and broker nonvotes are not counted as voted either for or against such matter.
In elections of directors, the directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present.
Under Texas law, no action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting of shareholders without the unanimous written consent of all shareholders entitled to vote on the action unless the certificate of formation specifically allows action to be taken by a written consent of the shareholders holding the minimum number of shares necessary to take the action that is subject to that consent at a meeting of shareholders, even though such consent is not signed by all of the corporation's shareholders. The Company's bylaws permit action by written consent by the Company's shareholders.
Dividend Rights
Holders of the Company's common stock are entitled to dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor.
Liquidation Rights
In the event of liquidation, dissolution or winding up of the Company, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all the assets of the Company available for distribution.
Other
The Company's common stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision.

Indemnification of Officers and Directors
The Company's bylaws also provide that the Company will indemnify its directors, officers, employees and agents, to the fullest extent permitted by applicable Texas law, from any expenses, liabilities or other matters.
Preferred Stock
The Company currently has outstanding Floating Non-Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”). The ability of the Company to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of its common stock is subject to certain restrictions in the event that the Company fails to declare and pay full dividends (or declare and set aside a sum sufficient for the payment thereof) on its Series A Preferred Stock for the latest completed dividend period. The Company’s common stock also ranks junior to the Series A Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Company. These restrictions are set forth in, and this description is qualified in its entirety by reference to, the Certificate of Designation establishing the preferences and terms of the Series A Preferred Stock, a copy of which has been filed with the Company’s Annual Report on Form 10-K.